Exhibit 5.1

SRK Kronengold Law Offices

November 12, 2019

Darkstar Ventures, Inc.

7 Eliezri Street

Jerusalem, JM

Ladies and Gentlemen:

We are issuing this opinion on behalf of Darkstar Ventures, Inc., a Nevada Corporation (the “Company”), in connection with its post-effective amendment No. 1 (the “Post-Effective Amendment”) to the Company’s registration statement on Form S-4 (File No. 333-234056) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”)) relating to the issuance by the Company of 126,080 additional shares of the Company’s common stock, par value $0.0001 per share, (the “Additional Shares”), to be issued upon consummation of the merger (the “Merger”) of Samsara Luggage, Inc. with the Company pursuant to that certain Agreement and Plan of Merger and Reorganization, by and among the Company, and Samsara (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Post-Effective Amendment in the form filed with the Commission on the date hereof, the Registration Statement filed with the Commission and declared effective on October 22, 2019, the Merger Agreement, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Nevada. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed that prior to the issuance of any of the Additional Shares the amendment to the Company’s Certificate of Incorporation to effect an increase in the authorized capital sufficient to complete the transaction as set forth in the Registration Statement, that all other approvals for the issuance of the Additional Shares referred to in the Registration Statement have become effective and that no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to consummation of the Merger, except as expressly permitted by the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that when the Additional Shares are issued in accordance with the terms and conditions set forth in the in the Registration Statement and the Merger Agreement, such Additional Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the use of our name in the Registration Statement, as amended.

Very truly yours,

/s/ SRK Kronengold Law Offices